EXHIBIT (11)

                      FLORIDA ROCK INDUSTRIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                Years Ended September 30
                                          1997           1996           1995

Net income                          $37,142,000    $27,000,000     $23,912,000
Common shares:
 Weighted average shares
 outstanding during the period       18,449,760     18,852,788      18,974,316

Shares issuable under stock
 options which are potentially
 dilutive and affect primary
 earnings per share                     334,194         23,902          76,408
Maximum potential shares
 includable in computation of
 primary earnings per share          18,793,954     18,876,690      19,050,724
Additional shares issuable
 under stock options which
 are potentially dilutive
 and affect fully diluted
 earnings per share                     311,914         75,696           2,686

Maximum potential shares
 included in computation of
 fully diluted earnings per
 share                               19,105,868    18,952,386      19,053,410

Primary earnings per common share         $1.98         $1.43           $1.26
Fully diluted earnings per common
 share(a)                                 $1.94         $1.42           $1.26

(a) Fully diluted earnings per share are not presented on the income statement since the potential effect would have been less than 3% dilutive.